EXHIBIT 10.1

AGREEMENT
LIMITING PSU AWARDS

This Agreement is entered into as of May 13, 2016 between Cimpress N.V. and Robert Keane, Cimpress’ Chief Executive Officer and Chairman, Management Board. Subject to the approval of Cimpress’ 2016 Performance Equity Plan (the “Plan”) by Cimpress’ shareholders at the upcoming Extraordinary General Meeting of Shareholders, the parties agree as follows:

1.
Until June 30, 2023, Cimpress shall not grant any long-term incentive compensation (including but not limited to equity or long-term cash awards) to Mr. Keane other than performance share units (“PSUs”) under the Plan.

2.
Until June 30, 2023, the maximum number of PSUs that Cimpress may grant to Mr. Keane under the Plan per fiscal year is 75,000 PSUs (subject to adjustment for stock splits, stock dividends, recapitalization, combinations or reclassifications of shares, or other similar changes in Cimpress’ capitalization).

3.	This Agreement may be modified or terminated only by a written instrument executed by both parties.

Signature /s/Robert S. Keane
Robert S. Keane

Cimpress N.V.:

Signature /s/Scott Vassalluzzo
Name: Scott Vassalluzzo
Title: Member, Supervisory Board and Chairman, Compensation Committee

Signature /s/Lawrence Gold
Name: Lawrence Gold
Title: Senior Vice President and Secretary